UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported):

December 15, 2005

SCOLR Pharma, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-31982	91-1689591
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

3625 132nd Avenue SE, Suite 300

Bellevue, WA 98006

(Address of principal executive offices)

(425) 373-0171

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On December 15, 2005, SCOLR Pharma, Inc. entered into an employment agreement with Richard Levy to serve as our interim Chief Financial Officer and Vice President - Finance. The agreement provides for an initial annual salary of $185,000, and Mr. Levy will be eligible to receive an annual bonus of up to 35% of his base salary based on the achievement of certain objectives approved by the board of directors in its sole discretion. We also agreed to grant Mr. Levy an option to purchase 150,000 shares of our common stock at an exercise price equal to the fair market value of our common stock on the day preceding the date of grant. The option will be immediately exercisable with respect to 25,000 shares, and the remaining portion of the option will vest over a period of three years, with one-third vesting on December 15, 2006, and the remainder vesting monthly thereafter in 24 equal installments. In the event of a change of control, Mr. Levy’s option will fully vest and become immediately exercisable.

The agreement has a term of six months and will continue thereafter on a month-to-month basis unless earlier terminated in accordance with the terms of the agreement. Mr. Levy is entitled to receive continuation of his base salary for the period of time remaining in his initial six-month term of employment if we terminate his employment without cause. He also agreed not to compete with us for one year following the termination of his employment.

The foregoing description is qualified in its entirety by the complete employment agreement attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(c)	Exhibits.

Exhibit No.	Description
99.1	Employment Agreement, dated as of December 15, 2005, by and between SCOLR Pharma, Inc. and Richard Levy

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SCOLR PHARMA, INC.

Dated: December 20, 2005	By:	/s/ Alan M. Mitchel
Alan M. Mitchel Senior Vice President Business and Legal Affairs

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EXHIBIT INDEX

Exhibit No.	Description
99.1	Employment Agreement, dated as of December 15, 2005, by and between SCOLR Pharma, Inc. and Richard Levy

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